UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 14, 2006
FIRSTMERIT CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio		44308

(Address of principal executive offices)		(Zip Code)
(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     FirstMerit Corporation (the “Company”) has entered into a definitive written agreement with John R. Cochran effective May 18, 2006 in connection with his decision to retire from the Company consistent with the terms previously reported on May 18, 2006 (the “Transition Arrangement”). Pursuant to the Transition Arrangement, Mr. Cochran retired as Chief Executive Officer on May 18, 2006 but remains as an employee of the Company, Chairman of the Board and member of the Company’s Board of Directors until January 1, 2007. In general, the Transition Arrangement attempts to place Mr. Cochran in an economic position similar to that in which he would have been had he retired on February 28, 2008, the date contemplated in his employment agreement with the Company.
     In order to facilitate a successful transition to the incoming Chief Executive Officer and as compensation for Mr. Cochran’s duties as Chairman of the Board, the Transition Arrangement provides Mr. Cochran with the continuation of his current base salary through January 1, 2007, the date of his intended retirement as an employee of the Company. At that time, Mr. Cochran will receive (or be entitled to receive after the expiration of 6 months from January 1, 2007 in certain cases):
•	continuation of his base salary for the period beginning January 1, 2007 and ending on February 28, 2008 in substantially equal installments, provided that any installments due during the first six months of that period will be paid to Mr. Cochran in a lump sum on July 1, 2007;

•	a lump sum payment of $791,543 in lieu of anticipated bonus compensation and the continuation of certain perquisites (primarily country club dues, cellular telephone service and tax preparation services);

•	a lump sum cash payment equal to $35,000 reduced by amounts incurred and reimbursed through January 1, 2007 for financial planning, accounting and legal fees;

•	continued health and major medical insurance coverage for Mr. Cochran and his spouse consistent with coverage available under the Company’s retiree medical program;

•	annual life insurance premium payments of $31,532 for two years; and

•	continued accidental death and dismemberment insurance coverage through February 28, 2008.
     In addition, Mr. Cochran will be entitled to receive all benefits he accrues through January 1, 2007 under the following Company retirement plans:
•	the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan;

•	the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries;

•	the FirstMerit Corporation Unfunded Supplemental Benefit Plan;

•	the FirstMerit Corporation Executive Supplemental Retirement Plan (these amounts will be calculated by crediting Mr. Cochran with an additional two years of service); and

•	the FirstMerit Corporation Amended and Restated Executive Deferred Compensation Plan.
     The amounts distributable under these retirement plans are to be distributed subject to the terms and conditions of each plan and any distribution elections Mr. Cochran has made, including those made under any applicable transition rule under Section 409A of the Internal Revenue Code of 1956, provided that any amounts subject to Section 409A which would otherwise be payable on account of a termination of employment or separation from service will not be paid before the first day of the seventh month after Mr. Cochran’s termination date.
     Under the terms of the Transition Arrangement, the restrictions on all of Mr. Cochran’s restricted shares will lapse on his retirement as an employee of the Company. For stock options that had time based vesting, such options will be exercisable beginning on January 1, 2007 until the earlier of the expiration date of such options, as set forth in the applicable award agreement or five years after his retirement from the Company as an employee. For stock options with performance based vesting, the options will be exercisable for various periods set forth by schedule to the final definitive agreement.
     If, before January 1, 2007, Mr. Cochran’s employment terminates for death, disability or for any other reason other than a termination by the Company for “Cause” (as defined in Transition Arrangement) or a termination by Mr. Cochran without “Good Reason” (as defined in Transition Arrangement), he (or his beneficiary if applicable) will be entitled to the payments and benefits summarized above.
     If, before January 1, 2007, Mr. Cochran’s employment is terminated by the Company for “Cause” (as defined in Transition Arrangement) or by Mr. Cochran without “Good Reason” (as defined in Transition Arrangement), he (or his beneficiary if applicable) will be entitled to receive his accrued base salary, retain his executive life insurance policy, and exercise his outstanding stock options and ownership of restricted stock on the terms relating to terminations of employment for similar reasons contained in the stock option plans and the award agreements through which they were granted.
     Under the Transition Arrangement, Mr. Cochran agrees not to reveal confidential information of the Company, and not to compete with the Company for a period of 24 months after termination of Mr. Cochran’s employment. In consideration of the receipt of the payments and benefits set forth in the Transition Arrangement, Mr. Cochran released and waived all nature of employment and discrimination claims, subject to applicable revocation periods which have now expired.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
     As previously announced in the Company’s Current Report of Form 8-K dated May 18, 2006, John R. Cochran resigned as President and Chief Executive Officer of the Company effective May 18, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description
99.1	Transition Agreement effective May 18, 2006, by and between the Company and John R. Cochran

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation

By:	/s/ Terrence E. Bichsel

Terrence E. Bichsel
Executive Vice President and Chief Financial Officer
Date: June 21, 2006

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